AMENDMENT NO. 4 TO THE
CANANDAIGUA WINE COMPANY, INC.
STOCK OPTION AND STOCK
APPRECIATION RIGHT PLAN

    Pursuant to Paragraph 15 of the Company's Stock Option and Stock Appreciation Right Plan (the "Plan"), the Board of Directors hereby amends the Plan, effective October 28, 1993, as set forth below; provided that if the stockholders of the Company fail to approve and ratify this Amendment at the next Annual Meeting of stockholders of the Company, then this Amendment shall be null and void and any options granted pursuant to this Amendment shall be automatically cancelled.
    Paragraph 3 of the Plan is amended to read as follows:
        3. STOCK SUBJECT TO OPTIONS AND SARs. Subject to the provisions of Section 11 hereof, options may be granted under the Plan to purchase, and SARs may be granted with respect to, in the aggregate, not more than three million (3,000,000) Shares. The Shares may, in the discretion of the Board of Directors of the Company, consist either in whole or in part of authorized but unissued Shares or Shares held in the treasury of the Company, and the Shares may, in the discretion of the Committee, become subject to incentive stock options, non-statutory stock options, or SARs. Any Shares subject to an option or SAR which for any reason expires or is terminated unexercised or without maturing as to such Shares shall continue to be available for options or SARs under the Plan.

    IN WITNESS WHEREOF, Canandaigua Wine Company, Inc. has caused this instrument to be executed as of the 28th day of October, 1993.

                            CANANDAIGUA WINE COMPANY, INC.


                            By: ________________________

                            Title: